SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                Alliance Bancorp
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                John J. Gorman, Esq.
            --------------------------------------------------------
                   (Name of Person(s) Filling Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
         .......................................................................
         2) Aggregate number of securities to which transaction applies:
         .......................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         .......................................................................
         4) Proposed maximum aggregate value of transaction:
         .......................................................................
         5)  Total fee paid:
         .......................................................................
[ ]  Fee previously paid:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                         LETTERHEAD OF ALLIANCE BANCORP

January 31, 2001

Dear Fellow Shareholders:

Enclosed you will find two press releases recently issued by your company, Alliance Bancorp.

On January 23, 2001, the company announced the execution of a definitive merger agreement with Charter One Financial, Inc., of Cleveland, Ohio. The agreement provides for holders of Alliance Bancorp common stock to receive $5.25 in cash and 0.72 shares of Charter One stock for each Alliance share. The transaction is expected to be completed in the early third quarter and will require regulatory and shareholder approval. Charter One is one of the 30 largest bank holding companies in the country and their stock trades on the New York Stock Exchange under the symbol "CF". Upon completion of the merger, Charter One will have the sixth largest retail banking operation in the Chicago metropolitan region with approximately $5 billion in deposits and 77 branches throughout Cook and DuPage counties.

On January 5, 2001, your Company announced record earnings for the year 2000, resulting in a 25 percent increase in diluted earnings per share, and a 23 percent increase in return on average equity over the 1999 year.

We are very pleased with the information contained in both releases. In the second quarter, you will receive notification of the date and place of the annual meeting, which has yet to be determined, and information for voting on the merger.

We look forward to your continued support.

Sincerely,



/s/ Kenne P. Bristol                                    /s/ Fredric G. Novy
Kenne P. Bristol                                        Fredric G. Novy
President and Chief Executive Officer                   Chairman of the Board

Alliance Bancorp anticipates filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT ANDANYOTHER RELEVANTDOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAINIMPORTANT INFORMATION. Stockholders will be able to obtain these documents free of charge at the SEC's website, wwwsec.gov. In addition, documents filed with the SEC by Alliance Bancorp will be available free of charge from Alliance Bancorp, Attn:
Corporate Secretary, One Grant Square, Hinsdale, Illinois 60521, telephone (630) 323-1776.

Alliance Bancorp and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Alliance with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in the Company's proxy statement for its 2000 Annual Meeting of Stockholders filed with the Commission on April 19, 2000. This document is available free of charge at the Commission's website at www.sec.gov and/or from Alliance Bancorp.

For:     Alliance Bancorp               Contact:     Richard A. Hojnicki
         One Grant Square                            Executive Vice President
         Hinsdale, Illinois 60521                    and Chief Financial Officer
         NASDAQ/NMS-ABCL                             (630) 323-1776

                    ALLIANCE BANCORP REPORTS RECORD EARNINGS
                    FOR THE FOURTH QUARTER AND THE YEAR 2000


                FOURTH QUARTER 2000 EARNINGS INCREASE 20 PERCENT

        34 PERCENT INCREASE IN FOURTH QUARTER DILUTED EARNINGS PER SHARE

         24 PERCENT INCREASE IN FOURTH QUARTER RETURN ON AVERAGE EQUITY


                   ANNUAL EARNINGS INCREASE 8 PERCENT IN 2000

         25 PERCENT INCREASE IN DILUTED EARNINGS PER SHARE FOR THE YEAR

          23 PERCENT INCREASE IN RETURN ON AVERAGE EQUITY FOR THE YEAR


Hinsdale, Illinois, January 25, 2001 -- Alliance Bancorp (Nasdaq: ABCL), the holding company for Liberty Federal Bank, today reported net income for the fourth quarter ended December 31, 2000 of $5,275,000, or $0.55 per diluted share. Net income for the fourth quarter of 1999 was $4,382,000, or $0.41 per diluted share.

For the current quarter, the annualized return on average assets was 1.05 percent, and the annualized return on average equity was 13.44 percent, compared to 0.90 percent and 10.83 percent, respectively, for the prior year's fourth quarter.

Net income for the year ended December 31, 2000 was $19,644,000, or $1.99 per diluted share. Net income for the year ended December 31, 1999 was $18,118,000, or $1.59 per diluted share.

For the year ended December 31, 2000, the return on average assets was 1.02 percent, and the return on average equity was 12.76 percent, compared to 0.92 percent and 10.37 percent, respectively for the prior year.

As previously reported, in the first quarter of 2000 the Bank auctioned $125,000,000 of Federal Home Loan Bank advances, recognizing a pre-tax gain of $8.8 million on the sale of these advances. This was reported as a $5.7 million "Extraordinary Item-Gain on Early Extinguishment of Debt, Net of Tax", or $0.58 per diluted share. Concurrently in the first quarter of 2000, the Bank sold $122 million of investment and mortgage-backed securities, held as available for sale, recognizing losses of $6.3 million. The gain on these combined "de-leveraging" transactions, net of fees and tax was $1.4 million.

Net interest income was $13,657,000 for the fourth quarter of 2000, compared to $13,562,000 for the prior year's fourth quarter. The current quarter's interest rate spread was 2.54 percent and the interest rate margin was 2.89 percent, compared to 2.58 percent and 2.94 percent, respectfully, in the prior year's fourth quarter. The yield on average interest earning assets for the current quarter increased to 8.01 percent from 7.29 percent, for last year's fourth quarter. The cost of interest-bearing liabilities was 5.47 percent for the current quarter, compared to 4.71 percent for the prior year's fourth quarter.

Commenting on the current quarter, Kenne P. Bristol President and CEO of the Company and the Bank stated, "since the beginning of the year, loan balances have increased by over $163 million. Additionally, the composition of the Bank's loan portfolio continues to change as a result of an emphasis on multi-family, commercial real estate loans, home equity lines of credit and indirect auto lending. This is in line with the Bank's plan to improve the overall yield on the loan portfolio. At December 31, 2000, 39 percent of the loan portfolio consisted of one-to-four family loans, 42 percent was multi-family, construction, land and commercial real estate loans, and the remaining 19 percent consisted of home equity lines of credit, indirect auto lending, commercial leases and other consumer loans. Comparatively, at December 31, 1999, 49 percent of the loan portfolio consisted of one-to-four family loans, 34 percent was multi-family, construction, land and commercial real estate loans, and the remaining 17 percent consisted of home equity lines of credit, indirect auto lending, commercial leases and other consumer loans."

Average loan balances for the current quarter increased $187 million to $1.51 billion, compared to the prior year's fourth quarter. Interest income on loans for the current quarter increased $6.0 million, to $31.1 million, over the fourth quarter of 1999. The overall yield on loans increased to 8.23 percent for the current quarter from 7.58 percent for last year's fourth quarter. This change reflects an increase in mortgage yields overall and changes in the mix of the loan portfolio, primarily from an increase in higher yielding loans such as commercial real estate lending.

The average balances of mortgage-backed securities, interest-bearing deposits and investment securities decreased by $145.6 million, to $378.4 million, from $524.0 million for the prior year's fourth quarter primarily as a result of the de-leveraging security sales in the first quarter of 2000. Combined income from these investments decreased $1.9 million in the current quarter from the prior year's fourth quarter due to the lower average securities balances. However, the overall yield on these investments increased to 7.12 percent in the current quarter from 6.60

percent in the prior year's fourth quarter because the securities sold had lower yields than the remaining yield on the portfolio.

Interest expense on deposit accounts increased $2.2 million to $15.3 million for the current quarter compared to the prior year's fourth quarter. Since December 31, 1999, rates on deposit accounts have generally increased for financial institutions reflecting the Federal Reserve Bank's influence in increasing interest rates. In an effort to compete with other banks to retain deposits and improve its interest rate sensitivity position, Liberty Federal has had to offer longer term, higher yielding certificate of deposit accounts which have increased the cost of funds. The average interest cost of deposits has increased to 5.05 percent for the current quarter from 4.39 percent in the prior year's fourth quarter. Average deposit balances of $1.21 billion increased $23.2 million from a year ago. In addition to deposits, the Bank uses borrowed money, consisting primarily of advances from the Federal Home Loan Bank of Chicago, to fund a portion of its investment activity and its loan demand. Interest expense on borrowed money increased $1.8 million, to $8.9 million in the current quarter compared to the prior year's fourth quarter. Average balances of borrowed money for the quarter increased to $550 million from $518 million a year ago, primarily because of the additional lending in the year 2000. The cost of advances increased to 6.40 percent for the current quarter, from 5.42 percent in the prior year's fourth quarter.

Net interest income was $54.9 million for the year ended December 31, 2000, an increase over the prior year period of $1.6 million. The current year's interest rate spread was 2.60 percent and the interest rate margin was 3.00 percent, compared to 2.42 percent and 2.86 percent, respectfully, in the prior year. The yield on average interest earning assets for the year 2000 was 7.75 percent, compared to 7.12 percent for the prior year period. The cost of interest-bearing liabilities was 5.15 percent for the year 2000, compared to 4.70 percent for 1999.

Interest income on loans was $115.6 million for the year 2000, an increase of $19.1 million, or 19.8 percent, over 1999. The overall yield on loans increased to 7.97 percent for the year 2000 from 7.49 percent a year ago. Average balances on loans increased to $1.45 billion for the current year compared to $1.29 billion for the prior year.

For the current year, combined investment income decreased $10.0 million, to $26.2 million. The average balances of these investments decreased by $194.7 million to $380.2 million from $574.9 million for the prior year due to the de-leveraging in the first quarter of 2000. The overall yield on these investments increased to 6.88 percent for the current year, from 6.28 percent in the prior year.

For the current year, interest expense on deposit accounts increased $4.7 million to $57.2 million, compared to $52.5 million for the prior year. The average interest cost of deposits

increased to 4.78 percent for the current year from 4.41 percent in the prior year. Average deposit balances increased $7.9 million over the average balance in the prior year. Interest expense on borrowed money increased $2.8 million, to $30.0 million in the current year compared to the prior year. The average interest cost of borrowed money increased to 6.07 percent for the current year from 5.38 percent in the prior year, as average balances of borrowings decreased to $489.2 million from $500.1 million a year ago.

The current quarter's income from real estate operations was $1.8 million, compared to $1.2 million in the prior year's fourth quarter. The current year's income from real estate operations was $6.3 million, compared to $4.0 million in 1999. The increase in income for the fourth quarter and the year is due to a number of factors, including an increase in sales activity, an increase in the number of active real estate ventures, the completion of several projects, and the outright sale of a venture resulting in a gain of $1.5 million as reported in the third quarter. Management does not currently anticipate the real estate projects to generate more than $2 million of earnings in the year 2001.

Other fees and commissions, consisting primarily of loan commissions paid to the Bank's mortgage broker subsidiary Liberty Home Mortgage, (formerly known as Preferred Mortgage Associates Ltd.), decreased by $204,000, to $1.6 million, in the current quarter compared to the prior year's fourth quarter due to a decrease in loan originations. Other components of noninterest income include: brokerage commissions on security transactions for customers of Liberty Financial Services, Inc. the Bank's investment subsidiary; transaction fees from the Bank's shared ATM network; fees for loans serviced; and fees from deposit accounts.

Noninterest income for the year 2000 includes losses on the sales of securities totaling $5.9 million primarily from the de-leveraging transactions in the first quarter of 2000 as previously discussed. Other fees and commissions decreased $8.6 million, to $6.4 million in the current year, from $15.0 million in the prior year, primarily due to a decrease in loan originations from the mortgage broker subsidiary.

The current quarter's noninterest expense was $10.3 million, a decrease of $542,000 from the prior year's fourth quarter. The largest component of noninterest expense, compensation and benefits, decreased $508,000, to $5.0 million in the current year's fourth quarter, compared to the prior year's fourth quarter. A significant portion of the decrease is attributable to the mortgage broker subsidiary.

Noninterest expense for the year 2000 was $42.3 million compared to $48.8 million in the prior year reflecting a decrease in compensation related to the loan originations of the mortgage broker subsidiary.

The provision for income taxes for the current quarter was $2.5 million, compared to $1.7 million for the prior year's fourth quarter, resulting in effective tax rates of 31.8 percent and 28.5 percent, respectively.

At December 31, 2000, non-performing loans were $4.3 million, or 0.28 percent of total loans, compared to $4.5 million, or 0.33 percent of total loans at December 31, 1999. A $200,000 provision for loan losses was recorded in the current quarter, increasing the allowance for loan losses at December 31, 2000 to $7.3 million, or 0.48 percent of loans. A $50,000 provision for loan losses was recorded in the prior year's fourth quarter. Non-performing assets were $4.7 million at December 31, 2000, or 0.23 percent of total assets, compared to $4.8 million, or 0.24 percent of total assets at December 31, 1999.

The increase in the provision for the year 2000 of $1.8 million from $200,000 in 1999 recognizes the change in the loan portfolio mix reflecting the increased concentration of multi-family and construction loans. By the nature of these loans, their size and complexity, they add an inherent element of risk to the portfolio which was not there when the Bank was primarily a single-family lender.

Alliance Bancorp's total assets were $2.0 billion at December 31, 2000, and total deposits were $1.3 billion. Stockholders' equity was $164.1 million, resulting in a book value of $17.75 per share for the 9,243,575 shares outstanding.

On May 30, 2000, the Company announced the adoption of a stock repurchase program whereby up to 5 percent, or 468,000 shares of the outstanding common stock, could be repurchased over a period of twelve months. As of December 31, 2000, 122,800 shares of stock had been purchased for a total of $1,898,457 at an average price of $15.46 per share under the current share repurchase program.

On January 23, 2001, the Company entered into a definitive agreement with Charter One Financial, Inc. under which Alliance Bancorp would be merged into Charter One. Charter One is one of the 30 largest bank holding companies in the country with over $33 billion in assets and approximately 420 branch office locations in Ohio, Michigan, New York, Illinois, Massachusetts and Vermont. Terms of the agreement call for each share of Alliance common stock to be exchanged for $5.25 in cash and .72 shares of Charter One stock. The transaction has been approved by the boards of directors of both companies and is subject to approval by the Office of Thrift Supervision, the Federal Reserve Board, and Alliances' shareholders. The transaction will be accounted for as a purchase and is expected to be completed early in the third quarter of 2001.

Liberty  Federal  Bank  is  a  community-oriented   financial  services  company
operating   nineteen  retail  banking  offices  in  Chicago;   north,  west  and
southwestern Cook County; and DuPage

County. The Bank's tangible and leverage capital ratios were 6.97 percent, and the risk-based capital ratio was 10.47 percent at December 31, 2000. These ratios exceed all current regulatory capital requirements.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results of the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in; interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flow, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, are included in the Company's filings with the SEC.

The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: ABCL.

                         -Financial Statements Attached-


Alliance Bancorp and Subsidiaries
Consolidated Statements of Financial Condition


                                                                                     December 31,    December 31,
(In thousands, except share data)                                                        2000            1999
--------------------------------------------------------------------------------------------------------------------
                                                                                             (unaudited)
Assets
Cash and due from banks                                                         $         21,918          48,922
Interest-bearing deposits                                                                 30,235          11,598
Investment securities available for sale, at fair value                                   51,848          64,494
Investment securities at amortized cost (fair value of $20,309)                           19,405               -
Mortgage-backed securities available for sale, at fair value                             223,423         356,434
Mortgage-backed securities at amortized cost (fair value of $13,134)                      12,165               -
Loans, net of allowance for losses of $7,276 at December 31, 2000
   and $6,031 at December 31, 1999                                                     1,526,296       1,363,266
Accrued interest receivable                                                               13,143          10,493
Real estate                                                                               19,675          20,796
Premises and equipment, net                                                               12,110          12,528
Stock in Federal Home Loan Bank of Chicago, at cost                                       29,486          27,383
Bank owned life insurance                                                                 47,519          20,878
Other assets                                                                              15,447          25,516
--------------------------------------------------------------------------------------------------------------------
                                                                                $      2,022,670       1,962,308
--------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Liabilities:
   Deposits                                                                     $      1,275,338       1,242,198
   Borrowed funds                                                                        550,116         538,150
   Advances by borrowers for taxes and insurance                                          10,666          11,358
   Accrued expenses and other liabilities                                                 22,494          16,931
--------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                               1,858,614       1,808,637
--------------------------------------------------------------------------------------------------------------------

Stockholders' Equity:
   Preferred stock, $.01 par value; authorized 1,500,000 shares;
     none outstanding                                                                          -               -
   Common stock, $.01 par value; authorized 21,000,000 shares;
     11,702,397 shares issued and 9,243,575 outstanding at December 31, 2000
     11,700,010 shares issued and 10,177,188 outstanding at December 31, 1999                117             117
   Additional paid-in capital                                                            108,123         108,093
   Retained earnings, substantially restricted                                           106,722          92,337
   Treasury stock, at cost; 2,458,822 shares at December 31, 2000 and
     1,522,822 shares at December 31, 1999                                               (46,440)        (29,857)
   Accumulated other comprehensive loss                                                   (4,466)        (17,019)
--------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                        164,056         153,671
--------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
--------------------------------------------------------------------------------------------------------------------
                                                                                $      2,022,670       1,962,308
--------------------------------------------------------------------------------------------------------------------


Alliance Bancorp and Subsidiaries
Consolidated Statements of Income
                                                                        Three Months Ended    Twelve Months Ended
                                                                           December 31,           December 31,
(In thousands, except per share amounts)                                 2000       1999        2000        1999
---------------------------------------------------------------------------------------------------------------------
                                                                                      (unaudited)
Interest Income:
Loans                                                               $   31,127     25,091     115,634      96,528
Mortgage-backed securities                                               4,239      6,635      18,150      26,427
Investment securities                                                    2,042      1,819       7,134       6,897
Interest-bearing deposits                                                  459        189         881       2,808
---------------------------------------------------------------------------------------------------------------------
   Total interest income                                                37,867     33,734     141,799     132,660
---------------------------------------------------------------------------------------------------------------------

Interest Expense:
Deposits                                                                15,326     13,087      57,205      52,468
Borrowed funds                                                           8,884      7,085      29,676      26,888
---------------------------------------------------------------------------------------------------------------------
   Total interest expense                                               24,210     20,172      86,881      79,356
---------------------------------------------------------------------------------------------------------------------
   Net interest income                                                  13,657     13,562      54,918      53,304
   Provision for loan losses                                               200         50       1,800         200
---------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                  13,457     13,512      53,118      53,104
---------------------------------------------------------------------------------------------------------------------

Noninterest Income:
Gain (loss) on sales of loans held for sale                                 54         (2)         92         472
Loss on sales of mortgage-backed securities available for sale               -       (156)     (6,059)       (178)
Gain on sales of investment securities available for sale                  134         24         149           8
Income from real estate operations                                       1,801      1,238       6,332       3,973
Servicing fee income, net                                                   52         59         197         306
ATM fee income                                                             401        449       1,778       1,939
Other fees and commissions                                               1,644      1,848       6,427      15,048
Other, net                                                                 500         10         624         469
---------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                              4,586      3,470       9,540      22,037
---------------------------------------------------------------------------------------------------------------------

Noninterest Expense:
Compensation and benefits                                                5,044      5,552      21,008      26,520
Occupancy expense                                                        2,064      1,816       8,112       7,344
Federal deposit insurance premiums                                          70        184         276         763
Advertising expense                                                        363        521       1,450       1,395
ATM expense                                                                294        298       1,133       1,282
Computer services                                                          317        340       1,332       1,293
Other                                                                    2,161      2,144       8,984      10,155
---------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                            10,313     10,855      42,295      48,752
---------------------------------------------------------------------------------------------------------------------
   Income before income taxes and extraordinary item                     7,730      6,127      20,363      26,389
Income tax expense                                                       2,455      1,745       6,419       8,271
---------------------------------------------------------------------------------------------------------------------
   Income before extraordinary item                                      5,275      4,382      13,944      18,118
Extraordinary item-gain on early extinguishment of debt,
   net of tax expense of $3,069                                              -          -       5,700           -
---------------------------------------------------------------------------------------------------------------------
   Net income                                                       $    5,275      4,382      19,644      18,118
---------------------------------------------------------------------------------------------------------------------

Basic earnings per share
   Income before extraordinary item                                 $     0.57       0.42        1.47        1.66
   Extraordinary item, net of tax                                            -          -        0.60           -
---------------------------------------------------------------------------------------------------------------------
   Net income                                                             0.57       0.42        2.07        1.66
---------------------------------------------------------------------------------------------------------------------

Diluted earnings per share
   Income before extraordinary item                                       0.55       0.41        1.41        1.59
   Extraordinary item, net of tax                                            -          -        0.58           -
---------------------------------------------------------------------------------------------------------------------
   Net income                                                       $     0.55       0.41        1.99        1.59
---------------------------------------------------------------------------------------------------------------------


Alliance Bancorp and Subsidiaries
Selected Financial Ratios and Other Data

                                                          At Or For The Three Months   At Or For The Twelve Months
                                                              Ended December 31,            Ended December 31,
(Dollars in thousands, except per share data)               2000             1999            2000          1999
---------------------------------------------------- --- ------------ --- ------------ -- ------------ -------------
                                                                                (unaudited)
Average assets                                        $    2,001,636        1,951,865       1,929,735     1,961,458
Average interest-earning assets                            1,889,219        1,847,603       1,830,638     1,863,878
Average interest-bearing liabilities                       1,755,578        1,700,213       1,686,119     1,689,117
Average equity                                               157,002          161,838         154,001       174,789
Return on average assets                                        1.05   %         0.90            1.02          0.92
Return on average equity                                       13.44            10.83           12.76         10.37
Average stockholders' equity to average assets                  7.84             8.29            7.98          8.91
Stockholders' equity to total assets                            8.11             7.83            8.11          7.83
Bank only
   Tangible capital to total assets                             6.97             6.71            6.97          6.71
   Leverage capital to total assets                             6.97             6.71            6.97          6.71
   Risk-based capital ratio                                    10.47            11.55           10.47         11.55
Interest rate spread during the period                          2.54             2.58            2.60          2.42
Net yield on average interest-bearing assets                    2.89             2.94            3.00          2.86
General and administrative expenses to average                  2.06             2.23            2.19          2.49
assets
Non-performing loans to total loans                             0.28             0.33            0.28          0.33
Non-performing assets to total assets                           0.23             0.24            0.23          0.24
Average interest-earning assets to
   Average interest-bearing liabilities                         1.08   X         1.09            1.09          1.10
Book value per share                                  $        17.75            15.10           17.75         15.10
Weighted average shares outstanding
   Basic                                                   9,243,575       10,357,961       9,502,535    10,907,320
   Diluted                                                 9,670,403       10,793,521       9,889,434    11,407,779
Earnings per share
   Basic                                              $         0.57             0.42            2.07          1.66
   Diluted                                            $         0.55             0.41            1.99          1.59
---------------------------------------------------- --- ------------ --- ------------ -- ------------ -------------

Ratios were calculated on an annualized basis, as applicable.

                                           Filed by Charter One Financial, Inc.
                                           Pursuant to Rule 425 under the
                                           Securities Act of 1933
                                           Subject Company: Alliance Bancorp
                                           Exchange Act File Number 000-20082


                        FROM CHARTER ONE FINANCIAL, INC.
                                       and
                                ALLIANCE BANCORP

CONTACT FROM CHARTER ONE:             CONTACTS FROM ALLIANCE BANCORP:
Ellen Batkie    (800) 262-6301        INVESTORS Richard Hojnicki (630)794-8758
                                      MEDIA     Jean Krusinski   (630) 794-8715


      CHARTER ONE TO ACQUIRE ALLIANCE BANCORP IN CASH AND STOCK TRANSACTION
      ---------------------------------------------------------------------


CLEVELAND, OHIO, January 23, 2001 - The boards of directors of Charter One Financial, Inc. ("Charter One") (NYSE: CF), the holding company of Charter One Bank, F.S.B., and Alliance Bancorp ("Alliance") (NASDAQ: ABCL), the holding company of Liberty Federal Bank in Hinsdale, Illinois, today announced that they have executed a definitive agreement for Charter One to acquire Alliance. At September 30, 2000, Alliance had assets of $2.0 billion, deposits of $1.2 billion and operated 19 branch offices in the metropolitan Chicago area. Upon completion of the merger, Charter One will have the sixth largest retail banking operation in the Chicago metropolitan region with approximately $5 billion in deposits and 77 branches throughout Cook and Du Page counties.

The agreement provides for common shareholders of Alliance to receive $5.25 in cash and 0.72 shares of Charter One common stock for each Alliance share, an effective consideration mix of 79% stock and 21% cash. Based on the current number of Alliance shares, it is expected that approximately 6.7 million shares of Charter One common stock will be issued in conjunction with the merger. It is also expected that all outstanding Alliance options will be exchanged for the equivalent Charter One options. This results in an initial transaction value of approximately $245 million.

Based on Charter One's closing stock price of $26.94 on January 22, the merger consideration represents a price of approximately $24.65 for each Alliance share, or a 10% premium over Alliance Bancorp's January 22 closing price. The price represents approximately 147% of Alliance's book value as of September 30, 2000 and 13.0 times Alliance's 2001 estimated earnings.

The merger, which will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code and accounted for as a purchase, is expected to close in the third quarter of 2001. Due diligence work has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by the Office of Thrift Supervision, the Federal Reserve Board, and Alliance's shareholders.

"Charter One entered Chicago in late 1999 with the St. Paul merger," commented Charles John Koch, Charter One Chairman and Chief Executive Officer. "We knew almost immediately that our products and services were ideally suited to this market and that we should look for the opportunity to leverage our management team and marketing efforts by broadening our footprint. Alliance Bancorp fits that objective perfectly. The franchise moves us up nicely in terms of market share and customer reach in the Chicago area and its asset mix parallels Charter One's asset mix. We will now be the sixth largest bank in the Chicago metropolitan area, giving us a significant share in twenty-three markets up from fourteen markets previously."

Charter One has specifically identified expense savings equivalent to approximately 30% of Alliance's expense base. The targeted cost savings would be primarily realized by eliminating duplicative back office operations. Although some job reductions will result from eliminating certain operations, Charter One's sales oriented banking model frequently results in increased employment in retail operations following an acquisition. The initial implementation schedule indicates that cost saving measures should be fully implemented by the end of 2001.

Charter One expects that the transaction will have no impact to GAAP earnings in 2001; however, it will add two to three cents per share in 2002. In addition, Charter One anticipates a number of revenue opportunities resulting from new product introductions and implementing its strong sales culture.

"We are delighted to announce this partnership with one of the most highly regarded regional financial institutions," commented Fredric Novy, Alliance Chairman. "Charter One has a track record of performance that ranks among the best in our industry."

Alliance President and Chief Executive Officer, Kenne Bristol added, "I am sure Charter One will be able to take the franchise we have built and move it to the next level in terms of products and services, which will benefit our shareholders and customers alike."

As part of the transaction, Charter One would receive an option to purchase, under certain circumstances, shares of Alliance common stock equal to 19.9% of Alliance's outstanding common stock.

Lehman Brothers is acting as financial advisor to Charter One, and Keefe, Bruyette & Woods Inc. is acting as financial advisor to Alliance.

Charter One has approximately $33 billion in total assets, making it one of the 30 largest bank holding companies in the country. The Bank has approximately 420 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The branch locations operate under the Charter One name in all areas except in Michigan (First Federal of Michigan) and Illinois (St. Paul Federal). The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.

Charter One Financial, Inc. and Alliance Bancorp will be filing relevant documents concerning their merger with the Securities and Exchange Commission (the "Commission"). We urge investors to read these documents because they contain important information. Investors will be able to obtain the documents free of charge at the Commission's website, www.sec.gov. In addition, documents filed with the Commission by Charter One Financial will be available free of charge from the Investor Relations Dept. of Charter One Financial at 1215 Superior Avenue, Cleveland, OH 44114, telephone (800) 262-6301. Documents filed with the Commission by Alliance Bancorp will be available free of charge from the Investor Relations Dept. of Alliance at One Grant Square, Hinsdale, Illinois 60521, telephone (630) 794-8758. Investors should read carefully the proxy statement/prospectus (when available) regarding the transactions referenced in this press release before making a decision concerning the merger.

Alliance Bancorp and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Alliance with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Alliance's proxy statement for its 2000 Annual Meeting of Stockholders filed with the Commission on April 19, 2000. This document is available free of charge at the Commission's website at www.sec.gov and/or from Alliance Bancorp.



                                      #####

Forward-looking Information
Statements contained in this news release that are not historical facts, including estimates, may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be realized within the expected timeframe; (2) revenues following the merger are lower than expected; (3) costs or difficulties related to the integration of the businesses of Charter One and Alliance Bancorp are greater than expected; (4) competitive pressures among depository institutions increase; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favourable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

                           Charter One/Alliance Merger

                     Charter One/Alliance Chicago Franchise

                                Deposits Branches
Alliance                         $1,239 M        19
Charter One (a)                  3,772           58
Pro Forma                        5,011           77

--------------------------
--------------------------

Source:   SNL  Securities,   L.P.  and  company  reports.
Total deposits and number of branches at 6/30/99.
(a) Charter One branches and deposits in the Chicago MSA




Market Share Impact - Chicago MSA

                                     Deposits   Branches     Market Share
    1.  Bank One                     $28,292M       216          17.5%
    2.  ABN AMRO                      23,231        121          14.4
    3.  Bank of Montreal              15,813        134           9.8
    4.  Northern Trust Corp.           8,285         17           5.1
    5.  Fifth Third Bancorp            5,870         75           3.6
        Charter One/Alliance           5,011         77           3.1
    6.  Citigroup                      4,136         50           2.6
    7.  Charter One Financial          3,772         58           2.3
    8.  First Midwest Bancorp          3,394         58           2.1
    9.  MAF Bancorp Inc.               2,817         27           1.7
   10.  Firstar Corp.                  2,712         49           1.7
        All Others                    61,702      1,143          38.3
   18.  Alliance Bancorp               1,239         19           0.8
                                  ---- -----    -------      ---- ---
         Total Chicago MSA          $161,263M     1,967         100.0%

-----------------------------------
-----------------------------------

Source:  SNL Securities, L.P. data at 6/30/99